INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of ILX Incorporated on Form S-2 of our report dated March 10, 1995, included in the Annual Report on Form 10-K of ILX Incorporated for the year ended December 31, 1994, and to the use of our report dated March 10, 1995 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the use of our report dated July 26, 1995 on the financial statements of Varsity Clubs of America Incorporated as of December 31, 1994 and 1993, and for the year ended December 31, 1994, appearing in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona

July 28, 1995